Exhibit 10.47

March 17, 2026

Dear David Curmi (“Mr. Curmi”),

Appointment of Non-Executive Director to T Stamp Inc. (the "Company") I am pleased to confirm that the board of directors of the Company (the "Board") has approved your appointment as an independent non-executive director of the Company.

This letter of appointment ("Letter") sets out the terms and conditions upon which you agree to serve as Non-Executive Director ("NED") of the Company. These terms and conditions are as follows:

1.Appointment and Duration

1.1.The Company appointed you and you agree to serve as NED of the Company

1.2.With effect from the date of this Letter, your appointment as a NED of the Company shall, subject to earlier termination as provided for in this Letter, continue until terminated by three months’ notice by either party or otherwise in accordance with the bylaws of the Company (the "Bylaws").

1.3.Your appointment is subject to the Bylaws and the amended and restated certificate of incorporation of the Company (the "Certificate of Incorporation"). Nothing in this letter shall be taken to exclude or vary the terms of the Bylaws and/or the Certificate of Incorporation as they apply to you as a director of the Company.

1.4.Your continued appointment as NED is subject to election and re-election by the Company’s shareholders in accordance with the Bylaws or as otherwise determined by the Board. If the shareholders or Board do not elect or re-elect you as a director, or you are retired from office under the Bylaws, your appointment shall terminate automatically with immediate effect and without compensation for loss of office.

1.5.Continuation of your appointment is also contingent on satisfactory performance and any relevant statutory provisions relating to the removal of a director.

1.6.You may be required to serve on one or more committees of the Board. You will be provided with the relevant terms of reference on your appointment to such a committee. You may also be asked to serve as a non-executive director on the board of any of the Company’s subsidiaries or joint ventures. Any such appointment will be covered in a separate communication.

2.Fees
2.1.The Company will pay an annual fee of:
2.1.1.Forty-one thousand six hundred and ninety-three eight euro (€41,693) pro rata for part of a calendar year payable monthly in arrears in respect of your service as NED of the Company; and
2.1.2.Twenty thousand eight hundred and twenty-seven euro (€20,827) pro rata for part of a calendar year payable monthly in arrears if you are appointed as a member of one or more Committee/s (this sum covers all committee appointments, not per committee).

2.2.All fees will be subject to annual review by the Board, and all are gross, subject to such deductions as are required by law.

2.3.For the avoidance of doubt, during your appointment you will not be entitled to participate in any share option, equity participation or incentive scheme or plan which the Company may operate now or at any time in the future. Your service as a NED will not be pensionable by the Company.

2.4.You will be responsible for payment of income tax and any contributions or other Revenue or social insurance liabilities arising in relation to the fees payable to you hereunder and you agree to indemnify and keep indemnified the Company in respect of any demand (together with interest and penalties) made against it by Revenue or any other body in this regard.

3.Expenses
The Company shall reimburse to you all reasonable travelling, hotel and other expenses which you may from time to time properly incur in connection with the discharge by you of your duties subject to the production by you of such vouchers as the Board reasonably considers appropriate.

4.Time Commitment
4.1.You will be expected to devote such time as is necessary for the proper performance of your duties and you should be prepared to spend at least one (1) day per month on company business after the induction phase. This is based on preparation for and attendance at:
-scheduled Board meetings;
-minimum two Board committees;
-optional Board dinners;
-an optional annual Board strategy away-day(s);
-the AGM;
-meetings of the non-executive directors;
-meetings with shareholders;
-updating meetings/training; and
-meetings as part of the Board evaluation process.

4.2.The nature of the role makes it impossible to be specific about the maximum time commitment, and there is always the possibility of additional time commitment in respect of preparation time and ad hoc matters which may arise from time to time, and particularly when the Company is undergoing a period of increased activity. At certain times it may be necessary to convene additional Board, committee or shareholder meetings.

4.3.The average time commitment stated in Clause 4.1 will increase should you become a committee member or chair, or if you are given additional responsibilities, such as being appointed as non-executive director on the boards of any of the Company’s subsidiaries. Details of the expected increase in time commitment will be covered in any relevant communication confirming the additional responsibility.

4.4.By accepting this appointment you undertake that, taking into account all other commitments you may have, you are able to, and will, devote sufficient time to your duties as a NED.

5.Duties
5.1.You will be expected to perform your duties, whether statutory, fiduciary or common-law, faithfully, efficiently and diligently to a standard commensurate with both the functions of your role and your knowledge, skills and experience.

5.2.During your appointment you will be expected to bring independent judgment to bear on issues of strategy, performance, resources, key appointments and standards of conduct relating to the Company.

5.3.You will exercise your powers in your role as a NED having regard to relevant obligations under prevailing law and regulation, including the Delaware General Corporation Law, applicable US Securities law and governance standards, and the Euronext Growth Rules for Companies.

5.4.You will have particular regard to the general duties of directors as established by the Delaware General Corporation Law and related court decisions, which included but are not limited to:

5.4.1.satisfy your fiduciary duties of care and loyalty to the Company;
5.4.2.disclose whether there are facts which would raise a question as to whether you are disinterested in a matter before the directors;
5.4.3.engage in meaningful oversight of the Company’s risk-management.

5.5.As a NED, you shall have the same general legal responsibilities to the Company as any other director. You are expected to perform your duties (whether statutory, fiduciary or common law) faithfully, diligently and to a standard commensurate with the functions of your role and your knowledge, skills and experience.

5.6.In your role as non-executive director you will be required to:

5.6.1.constructively challenge and help develop proposals on strategy;
5.6.2.scrutinize the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;
5.6.3.satisfy yourself on the integrity of financial information and that financial controls and systems of risk management are robust and defensible;
5.6.4.determine appropriate levels of remuneration of executive directors and have a prime role in appointing and, where necessary, removing executive directors, and in succession planning;
5.6.5.devote time to developing and refreshing your knowledge and skills;
5.6.6.uphold high standards of integrity and probity and support the Chairperson and the other directors in instilling the appropriate culture, values and behaviors in the boardroom and beyond;
5.6.7.insist on receiving high-quality information sufficiently in advance of board meetings; and
5.6.8.take into account the views of shareholders and other stakeholders where appropriate.

5.7.You will be required to exercise relevant powers under, and abide by, the Bylaws and, to the extent applicable, the Certificate of Incorporation.

5.8.You will be required to exercise your powers as a director in accordance with the Company’s policies and procedures and internal control framework.

5.9.You will disclose any direct or indirect interest which you may have in any matter being considered at a board meeting or committee meeting and, save as permitted under the Bylaws and, to the extent applicable, the Certificate of Incorporation, you will not vote on any resolution of the Board, or of one of its committees, on any matter where you have any direct or indirect interest.

5.10.You will immediately report to the Chairperson any wrongdoing of your own or the wrongdoing or proposed wrongdoing of any employee or director of which you become aware.

5.11.Without prejudice to your statutory and common law duties, you agree with and undertake to the Company that you will at all times act in the best interests of the Company and that you will take all such steps as are consistent with the office of director to promote the interests of the Company.

5.12.You will not at any time make any untrue or misleading statement relating to the Company.

5.13.You shall not, except with the prior written consent of the Board or pursuant to a resolution of the Board passed at a properly convened meeting of the Board, commit the Company to any legally binding agreement or hold yourself out as being able to so commit the Company or incur any liability on behalf of the Company or in any way pledge or purport to pledge the credit of the Company.
6.Independence and Outside Interests
6.1.The Board of the Company has determined you to be independent.

6.2.You have already disclosed to the Board the significant commitments you have outside this role. You must inform the Chairperson in advance of any changes to these commitments. In certain circumstances the agreement of the Board may have to be sought before accepting further commitments which either might give rise to a conflict of interest or a conflict of any of your duties to the Company, or which might impact on the time that you are able to devote to your role at the Company.

6.3.It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present. In the event that you become aware of any further potential or actual conflicts of interest, these should be disclosed to the Chairperson and the Company Secretary as soon as they become apparent and, again, the agreement of the Board may have to be sought.

7.Confidentiality and Protection of Goodwill
7.1.You undertake that you shall not at any time whether during or after your appointment hereunder save as required by law or by any regulatory or tax authority (or as may reasonably be required in the performance of your duties as a NED of the Company) utilize for your own purposes or divulge or disclose to any person, any trade or business secrets or any other confidential information concerning the business, organization, finances, dealings, transactions or affairs of the company which has come into your knowledge during the term of your appointment hereunder other than information which has come into or is in the public domain other than as a result of your act or omission.
7.2.You agree that all intellectual property developed by you alone or with others in the course of your duties for the Company shall be the property of the Company. You agree to cooperate with, and execute all necessary documentation reasonably required by the Company to vest legal ownership of such intellectual property in the name of the Company or as the Company directs.
8.Price Sensitive Information and Dealing in the Company’s Shares
8.1.Your attention is drawn to the requirements under both law and regulation regarding the disclosure of price sensitive information, and in particular to the Company’s Securities Dealing and Inside Information Policy. You should avoid making any statements that might risk a breach of these requirements and/or Market Abuse Law (as defined below). If in doubt, please contact the Chairperson or the Company Secretary.

8.2.Your attention is drawn in particular to the prohibitions on insider dealing under US, EU, Irish, Malta and other laws.

8.3.During your period of appointment and for a period thereafter, you are required to comply with the provisions of the T Stamp Inc. Securities Dealing Code (the "Dealing Code"), and any such other code as the Company may adopt from time to time which sets out the terms for dealings by directors in the Company's listed securities. The Dealing Code requires you to obtain written clearance from the Company in advance of dealing, and restricts you from dealing during a closed period. A copy of the Dealing Code will be provided to you separately.

8.4.You undertake at all times to comply with Market Abuse Law and all regulations adopted by the Company from time to time in relation to dealings by Directors in the Company's listed securities. In particular, you acknowledge your notification obligations as a person discharging managerial responsibility in respect of every transaction conducted on your account relating to the listed securities of the Company. Further information on your obligations in this regard will be provided to you separately.

9.Induction
9.1.Immediately after appointment, the Company will provide a comprehensive, formal and tailored induction which will be conducted virtually. You will be expected to make yourself available during your first year of appointment for not less than an additional ten (10) days for the purposes of the induction. The Company Secretary will be in touch with further details.

9.2.Throughout the duration of your appointment, you shall have access to the advice of the Company Secretary who is responsible for advising the Board on all corporate governance matters.

10.Review Process
The performance of individual directors and the whole Board and its committees is evaluated annually. A copy of the Company’s Annual Board Evaluation Procedure will be provided to you separately.

11.Development and Training
On an ongoing basis, and further to the annual evaluation process, we will make arrangements for you to develop and refresh your skills and knowledge in areas which we mutually identify as being likely to be required, or of benefit to you, in carrying out your duties effectively. You should endeavor to make yourself available for any relevant development and training sessions which may be organized for the Board.

12.Insurance and Indemnity
12.1.The Company will provide a D&O insurance policy providing up to USD 1 million in coverage.

12.2.Article VIII of the Certificate of Incorporation also contains indemnity provisions in respect of directors and officers to the extent permitted by Law.

13.Termination
13.1.Notwithstanding any other provisions of this letter, your appointment as NED shall terminate forthwith, without notice or payment of compensation, if:
13.1.1.you are restricted or disqualified as a director of the Company under any legislation applicable to the Company;
13.1.2.you are guilty of any dishonest, misconduct or willful neglect or commit any act which is in any way prejudicial to the best interests of the Company;
13.1.3.you are removed from office in accordance with the Bylaws;
13.1.4.you resign by notice in writing delivered to the secretary of the Company or tendered at a meeting of the Board;
13.1.5.you are requested to resign by a notice in writing signed by a majority of your fellow directors; or

13.1.6.you are in breach of any law or regulation relating to the Company or its business.

13.2.On termination of your appointment, you shall at the request of the Company, resign from your office as a director of the Company and all offices held by you in the Company or any of the Company’s subsidiaries.

13.3.As a non-executive director of the Company, you have a right to resign if you feel that the Board persists in a course of action which you believe to be contrary to the interests of the Company or, if relevant, its creditors. If there are matters which arise which cause you concern about your role you should discuss them with the Chairperson. If you have any concerns which cannot be resolved, and you choose to resign for that, or any other reason, you should provide an appropriate written statement to the Chairperson for circulation to the Board.

13.4.If your appointment is terminated for any reason (save where you are subsequently re-elected in accordance with the Bylaws) you will not be entitled to any claim for compensation for loss of office or otherwise, other than in relation to fees and expenses due to you at the date of termination.

14.Status
Nothing in this letter is intended to constitute you as an employee of the Company. It is agreed that you are not an employee of the Company and this letter shall not constitute a contract of employment but a contract for services.

15.Independent Professional Advice
Exceptional circumstances may occur when it will be appropriate for you to seek advice from independent advisors at the Company’s expense in order for you to determine your appropriate course of action in fulfilling your legal obligations as a NED. In such instances you should consult with the Chairman of the Company as to the appointment, terms of reference and payment of such independent advisors.

16.Changes to Personal Details
You shall advise the Company Secretary promptly of any change in address or other personal contact details.

17.Return of Property
Upon termination of your appointment with the Company (for whatever cause), you shall deliver to the Company all documents, records, papers or other company property which may be in your possession or under your control, and which relate in any way to the business affairs of the Company, and you shall not retain any copies thereof.

18.Data Protection
18.1.You acknowledge that the Company will collect, use, store, transfer and otherwise process your personal information ("personal data") (including "special categories of personal data" and criminal records) as defined under applicable data protection legislation including providing personal data to third parties and transferring personal data within and outside the European Economic Area.

18.2.You acknowledge that the Company shall:
18.2.1.use information about your physical or mental health or condition in order to take decisions as to your fitness to perform your duties;
18.2.2.use information about you that may be relevant to ensuring equality of opportunity and treatment in line with the Company's equal opportunities policy and in compliance with equal opportunities legislation;

18.2.3.use information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements; and
18.2.4.carry out certain monitoring activities, including in respect of its IT and other systems and any Company devices or other property. You should note therefore that any uses made of the Company's systems, devices and other property are presumed to be business-related and may be monitored.

18.3.You agree to comply at all times with the Company's data protection policy, information security policy and any other policy applicable to the processing of personal data, copies of which will be provided to you separately.

18.4.Failure to comply with the Company's policies and procedures may lead to disciplinary action up to and including termination of your appointment with the Company.

19.Governing Law
19.1.Your engagement with the Company is governed by and shall be construed in accordance with the laws of Delaware and your engagement shall be subject to the jurisdiction of the courts of Delaware.

19.2.This letter constitutes the entire terms and conditions of your appointment and no waiver or modification thereof shall be valid unless in writing and signed by the parties hereto.

If you are willing to accept these terms of appointment, please confirm your acceptance by signing and returning to me the enclosed copy of this letter via DocuSign.

Yours Sincerely,

_____________________

Andrew Gowasack
President, T Stamp Inc.

I confirm and agree to the terms of my appointment as a non-executive director of T Stamp Inc. as set out in this letter.

_____________________

David Curmi
Independent Non-Executive Director

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